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EXHIBIT 99(b)

                                HECHINGER COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands except share data)

                                                                        (UNAUDITED)
                                                                       APR. 4, 1998     SEPT. 27, 1997
                                                                      ---------------------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                               $      82,195    $    87,215
Merchandise inventories                                                       971,486        973,139
Other current assets                                                           61,680         77,324
                                                                      -------------------------------
Total Current Assets                                                        1,115,361      1,137,678

ASSETS HELD FOR SALE                                                           26,340         76,671
PROPERTY, FURNITURE AND EQUIPMENT, NET                                        301,078        325,637
COST IN EXCESS OF NET ASSETS ACQUIRED, NET                                     50,110         50,967
LEASEHOLD ACQUISITION COSTS, NET                                               35,442         36,438
OTHER ASSETS                                                                   36,706         41,008
                                                                      -------------------------------
TOTAL ASSETS                                                            $   1,565,037    $ 1,668,399
                                                                      ===============================
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Revolving credit facility                                               $     255,125    $   243,970
Current portion of long-term debt and capital lease obligations                32,035         32,382
Due to affiliates                                                              25,847         34,324
Accounts payable and accrued expenses                                         545,089        562,987
Accrued costs for store closings                                               47,226         61,397
                                                                      -------------------------------
Total Current Liabilities                                                     905,322        935,060

LONG-TERM DEBT, LESS CURRENT PORTION                                          352,112        352,960
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION                                61,735         76,824
DEFERRED RENT                                                                  28,345         27,087

STOCKHOLDER'S EQUITY
Common stock, $.01 par value; authorized 1,000 shares, issued 10 shares           -              -
Additional paid-in capital                                                    241,507        241,507
Contributed capital                                                           133,058        108,058
Accumulated deficit                                                          (157,042)       (73,097)
                                                                      -------------------------------
Total Stockholder's Equity                                                    217,523        276,468
                                                                      -------------------------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                              $   1,565,037    $ 1,668,399
                                                                      ===============================
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See notes to condensed consolidated financial statements.